                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to file Reports Under
           Section 13 and 15(d) of the Securities Exchange Act of 1934

                         COMMISSION FILE NUMBER 333-3200

BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION                              BANK OF AMERICA, FSB
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             (Exact name of registrants as specified in its charter)

555 CALIFORNIA STREET                                  555 CALIFORNIA STREET
SAN FRANCISCO, CA 94104                                SAN FRANCISCO, CA 94104
(415) 622-3530                                         (415) 622-2220
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          (ADDRESS, INDUCING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             area code, of registrant's principal executive offices)

             6.125% BankAmerica Manufactured Housing Contract Trust
     Senior/Subordinate Pass-Through Certificates, Series 1996-1, Class A-1
             6.650% BankAmerica Manufactured Housing Contract Trust
     Senior/Subordinate Pass-Through Certificates, Series 1996-1, Class A-2
             6.950% BankAmerica Manufactured Housing Contract Trust
     Senior/Subordinate Pass-Through Certificates, Series 1996-1, Class A-3
             7.300% BankAmerica Manufactured Housing Contract Trust
     Senior/Subordinate Pass-Through Certificates, Series 1996-1, Class A-4
             7.550% BankAmerica Manufactured Housing Contract Trust
     Senior/Subordinate Pass-Through Certificates, Series 1996-1, Class A-5
             8.000% BankAmerica Manufactured Housing Contract Trust
     Senior/Subordinate Pass-Through Certificates, Series 1996-1, Class A-6
             7.800% BankAmerica Manufactured Housing Contract Trust
     Senior/Subordinate Pass-Through Certificates, Series 1996-1, Class A-7
             7.875% BankAmerica Manufactured Housing Contract Trust
     Senior/Subordinate Pass-Through Certificates, Series 1996-1, Class B-1
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            (Title of each class of securities covered by this Form)

                                      None
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          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



     Rule 12g-4(a)(1)(i)      [    ]    Rule 12g-4(a)(2)(ii)     [    ]    Rule 12h-3(b)(2)(i)      [    ]
     Rule 12g-4(a)(1)(ii)     [    ]    Rule 12h-3(b)(1)(1)      [  x ]    Rule 12h-3(b)(2(ii)      [    ]
     Rule 12g-4(a)(2)(1)      [    ]    Rule 12h-3(b)(1)(ii)     [    ]    Rule 15d-6               [    ]


Approximate number of holders of record as of the certification or notice date:
All of the Class A-1, A-2, A-3, A-4, A-5, A-6, A-7 and B-1 Certificates are held of record by one (1) Depository Trust Company Participant.

Pursuant to the requirements of the Securities and Exhange Act of 1933. Bank of America National Trust and Savings Association and Bank of America, FSB have caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  April 22, 1997                       /s/ John W. Wheeler
                                             ------------------------
                                             John W. Wheeler

                                             Chairman of the Board and President
                                             BankAmerica Housing Services, A
                                              Division of Bank of America, FSB

                                             Executive Vice President, Bank of
                                              America, NT&SA